Exhibit 5.1

October 31, 2025

Eastern Bankshares, Inc.

125 High Street

Boston, Massachusetts 02110

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen,

We acted as counsel in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the offer and sale of up to 415,000 shares of Common Stock, $0.01 par value per share (the “Shares”), of Eastern Bankshares, Inc., a Massachusetts corporation (the “Company”) issuable under the HarborOne Bancorp, Inc. 2025 Equity Incentive Plan (the “Equity Plan”). The Company assumed the Equity Plan, effective November 1, 2025, pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of April 24, 2025, by and among the Company, Eastern Bank, HarborOne Bancorp, Inc. and HarborOne Bank.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Massachusetts Business Corporation Act (which includes reported judicial decisions interpreting the Massachusetts Business Corporation Act).

Based on the foregoing, we are of the opinion that the Shares, as of the filing of the Registration Statement, will be duly authorized, and when issued in accordance with the terms and conditions of the Equity Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP

Nutter, McClennen & Fish, LLP